EXHIBIT 10.1

Writer’s Direct Line

(403) 294-4920

June 5, 2012

BY COURIER

Legend Energy Canada Ltd.

840—6 Avenue SW, Suite 230

Calgary, AB T2P 3E5

ATTENTION:     Mr. Marshall Diamond-Goldberg

  President

Dear Sir:

RE: CREDIT FACILITIES—NATIONAL BANK OF CANADA / LEGEND ENERGY CANADA LTD.

We are pleased to advise that National Bank of Canada has approved the following amendments to the Credit Facilities for Legend Energy Canada Ltd., subject to the terms and conditions of the accepted Offering Letter dated August 12, 2011, as amended May 31, 2012, which shall remain in full force and effect unless superseded below.

BORROWER:	LEGEND ENERGY CANADA LTD. (the “Borrower” or “Loan Party”).

GUARANTOR:	LEGEND OIL AND GAS LTD. (the “Guarantor”)

The Borrower and the Guarantor are collectively referred to as “Loan Parties”, and each, a “Loan Party”.

LENDER:	NATIONAL BANK OF CANADA (the “Bank”).

CREDIT FACILITY C:	BRIDGE DEMAND LOAN (the “Credit Facility C”).

MAXIMUM AMOUNT:	$1,500,000.

REPAYMENT:	Principal repayments of $250,000/month commencing July 15, 2012 with a final bullet repayment December 1, 2012.

FOR ALL CREDIT FACILITIES

INTERPRETATION:	In this Amending Offering Letter, unless otherwise specifically provided, words importing the singular will include the plural and vice versa, words importing gender shall include the masculine, the feminine and the neuter, and “in writing” or “written” includes printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception, including by facsimile.

SECURITY:	The following security shall be completed, duly executed, delivered, and registered, where necessary, to the entire satisfaction of the Bank and its

Legend Energy Canada Ltd. Amending Offering Letter June 5, 2012	Page 2

counsel. All present and future security (the “Security”) and the terms thereof shall be held by the Bank as continuing security for all present and future debts, obligations and liabilities (whether direct or indirect, absolute or contingent) of the Loan Parties to the Bank including without limitation for the repayment of all loans and advances made hereunder and for other loans and advances that may be made from time to time in the future whether hereunder or otherwise. For greater certainty, all Financial Instruments, including without limitation swaps and forwards, entered into at any time with the Bank (or any of its subsidiaries or affiliates from time to time) are deemed to be debts, obligations and liabilities of the Borrower and are secured by the Security on a pari passu basis and shall rank pari passu with all other indebtedness under the Credit Facilities. Where applicable, the Security will be in the Bank’s standard form.

To Be Obtained:

1. Accepted Amending Offering Letter dated June 5, 2012.

2. Such other security, documents, and agreements that the Bank or its legal counsel may reasonably request.

CONDITIONS PRECEDENT:	Prior to any additional advances under the Credit Facilities, the Borrower shall have provided, executed or satisfied the following, to the Bank’s satisfaction (collectively with all other conditions precedent set out in this Amending Offering Letter, the “Conditions Precedent”):

1. All Security shall be duly completed, authorized, executed, delivered by each Loan Party which is a party thereto, and registered, all to the satisfaction of the Bank and its counsel.

2. Any other document that may be reasonably requested by the Bank.

The above conditions are inserted for the sole benefit of the Bank, and may be waived by the Bank in whole or in part (with or without terms or conditions) in respect of any particular Advance, provided that any waiver shall not be binding unless given in writing and shall not derogate from the right of the Bank to insist on the satisfaction of any condition not expressly waived in writing or to insist on the satisfaction of any condition waived in writing which may be requested in the future.

REVIEW:	Without detracting from the demand nature of the Credit Facilities, the Credit Facilities are subject to periodic review by the Bank in its sole discretion (each such review is referred to in this Amending Offering Letter as a “Review”). The next Review is scheduled on or before June 30, 2012, but may be set at an earlier or later date at the sole discretion of the Bank.

EXPIRY DATE:	This Amending Offering Letter is open for acceptance until June 13, 2012 (as may be extended from time to time as follows, the “Expiry Date”) at which time it shall expire unless extended by mutual consent in writing. We reserve the right to cancel our offer at any time prior to acceptance.

If the foregoing terms and conditions are acceptable, please sign two copies of this Amending Offering Letter and return one copy to the Bank by the Expiry Date. This Amending Offering Letter may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts

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together shall constitute one and the same agreement. The delivery of a facsimile or other electronic copy of an executed counterpart of this Amending Offering Letter shall be deemed to be valid execution and delivery of this Amending Offering Letter, but the party delivering a facsimile or other electronic copy shall deliver an original copy of this Amending Offering Letter as soon as possible after delivering the facsimile or other electronic copy.

National Bank of Canada appreciates the opportunity of providing this Amending Offering Letter to Legend Energy Canada Ltd. We look forward to our continuing and mutually beneficial relationship.

Yours truly,

NATIONAL BANK OF CANADA

/s/ Robert K. Chorley	/s/ David K. Forsyth

Robert K. Chorley Director Energy Group	David K. Forsyth Managing Director Energy Group

/gm

Enclosure

AGREED AND ACCEPTED this 11th day of June, 2012.
LEGEND ENERGY CANADA LTD.

Per:	/s/ Marshall Diamond-Goldberg
Per:	President

LEGEND OIL AND GAS LTD., as Guarantor

Per:	/s/ Marshall Diamond-Goldberg
Per:	President